CALL OPTION TERMINATION AGREEMENT dated as of June 29, 2017
Between EZCORP, INC. and UBS AG, LONDON BRANCH

THIS CALL OPTION TERMINATION AGREEMENT (this “Agreement”) with respect to the Call Option Confirmations (as defined below) is made as of June 29, 2017, between EZCORP, Inc. (“Company”) and UBS AG, London Branch (“Dealer”).
WHEREAS, Company issued $200,000,000 principal amount of 2.125% Cash Convertible Senior Notes due 2019 (the “Convertible Notes”), and another $30,000,000 principal amount of Convertible Notes in connection with the initial purchasers’ option to purchase additional Convertible Notes (the “Additional Notes”), in each case, pursuant to an Indenture dated as of June 23, 2014 between Company and Wells Fargo Bank, National Association, as trustee;
WHEREAS, in connection with the pricing of the Convertible Notes, Company and Dealer entered into a Base Call Option Transaction (the “Base Call Option Transaction”) pursuant to a letter agreement re: Call Option Transaction dated as of June 17, 2014 confirming the terms of a call option transaction (as amended, modified, terminated or unwound from time to time, the “Base Call Option Confirmation”);
WHEREAS, in connection with the Additional Notes, Company and Dealer entered into an Additional Call Option Transaction (the “Additional Call Option Transaction” and, together with the Base Call Option Transaction, the “Call Option Transactions”) pursuant to a letter agreement re: Additional Call Option Transaction dated as of June 27, 2014 confirming the terms of an additional call option transaction (as amended, modified, terminated or unwound from time to time, the “Additional Call Option Confirmation” and, together with the Base Call Option Confirmation, the “Call Option Confirmations”);
WHEREAS, in connection with a repurchase by Company of 35,000 Convertible Notes in $1,000 principal amount denominations (the “Notes Repurchase”, and such number of Convertible Notes in $1,000 principal amount denominations, the “Repurchase Number”), Company has requested a full termination of the Additional Call Option Transaction and partial termination of the Base Call Option Transaction;
NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:
1.    Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Call Option Confirmations.

2.    Termination and Amendment. Notwithstanding anything to the contrary in the Call Option Confirmations, Company and Dealer agree that, effective on the date hereof, (i) the Additional Call Option Transaction shall automatically terminate and all of the respective rights and obligations of the parties under the Additional Call Option Confirmation shall be terminated, cancelled and extinguished and (ii) the Number of Options under the Base Call Option Transaction shall be reduced to 195,000, and in connection therewith Dealer shall be required to pay to Company the Cash Settlement Amount on the Payment Date pursuant to Sections 3 and 4 below. For the avoidance of doubt, the parties agree that the Notes Repurchase shall be disregarded for all purposes under the Call Option Transactions, and without limiting the foregoing, no Early Termination Date shall be deemed to occur with respect to any Call Option Transaction or any portion thereof on account of the Notes Repurchase.

3.    Procedures for Hedge Unwind.    On each Hedge Unwind Date (as defined below), Dealer (or an affiliate of Dealer), for the account of Dealer, shall unwind a portion of its hedge of the Options underlying the Call Option Transactions being terminated hereunder (the period of ten consecutive Scheduled Trading Days beginning on and including the Exchange Business Day following the Effective Date (as defined below, and such Exchange Business Day, the “Start Date”) being collectively referred to as the “Hedge Unwind Period” (subject to extension pursuant to the proviso in the immediately following sentence)). A “Hedge Unwind Date” means the Start Date and each Scheduled Trading Day in the Hedge Unwind Period; provided, however, that if any such date is a Disrupted Day in whole, such date shall not constitute a Hedge Unwind Date, and an additional Hedge Unwind Date shall occur on the Scheduled Trading Day after the date that would otherwise be the final Hedge Unwind Date.

4.    Payments and Deliveries. On the third Scheduled Trading Day following the final Hedge Unwind Date or, if such day is not a Clearance System Business Day, on the next Clearance System Business Day immediately following such day (the “Payment Date”), Dealer shall pay to Company in immediately available funds cash in an amount equal to the Cash Settlement Amount. The “Cash Settlement Amount” shall mean an amount in US Dollars determined by Dealer according to the table set forth in Schedule A attached hereto (using linear interpolation or commercially reasonable extrapolation by Dealer, as applicable, to determine the Cash Settlement Amount for any Average VWAP not specifically appearing in Schedule A). “Average VWAP” means the arithmetic average of the VWAP Prices for each Hedge Unwind Date during the Hedge Unwind Period. “VWAP Price” for any Scheduled Trading Day means the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page EZPW <equity> AQR (or any successor thereto) in respect of the period from 9:30 am to 4:00 pm (New York City time) on such Scheduled Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Scheduled Trading Day for such time period, as determined by Dealer). Notwithstanding the foregoing, if any Scheduled Trading Day in the Hedge Unwind Period is a Disrupted Day (in whole or in part), then the VWAP Price for such Scheduled Trading Day(s) shall be the volume-weighted average price per Share on such Scheduled Trading Day on the Exchange for such time period, as determined by Dealer based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Scheduled Trading Day for which Dealer determines there is no Market Disruption Event with respect to the Shares (if any) and the number of Hedge Unwind Dates and the Cash Settlement Amount shall be adjusted by Dealer in its good faith, commercially reasonable discretion to account for such disruption and/or extension.

5.    Effectiveness. This Agreement, including the termination and amendment of the Call Option Confirmations as set forth herein, shall be effective upon the date (the “Effective Date”) that each of (i) Company’s offering of its 2.875% Convertible Senior Notes due 2024 and (ii) the Notes Repurchase has been consummated and settled. If, for any reason, the Effective Date has not occurred on or prior to July 5, 2017, (i) this Agreement shall automatically terminate and all of the respective rights and obligations of Company and Dealer hereunder shall be cancelled, terminated and discharged and (ii) each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of the other party arising out of and to be performed in connection with this Agreement.

6.    Representations and Warranties of Company. Company represents and warrants to Dealer (and agrees with Dealer in the case of Section 6(g)(ii)) on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(e) each of it and its affiliates is not in possession of any material nonpublic information regarding Company or the Shares;

(f) it is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares), to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares), for the purpose of inducing the sale of the Shares (or any security convertible into or exchangeable for the Shares) by others or otherwise in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that Company makes no representation or warranty with respect to Dealer’s Hedge Position (or any other dealer’s hedge position in respect of derivatives relating to the Convertible Notes); and

(g) (i) it is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”), of the Shares or any securities deemed “reference securities” (as defined in Regulation M)

with respect to the Shares and (ii) it shall not engage in any such distribution during the period commencing on the date hereof and ending on the second Exchange Business Day immediately following the last day of the Hedge Unwind Period with respect to the Shares or such reference securities, unless it notifies Dealer, on the day immediately preceding the first day of the “restricted period” (as defined in Regulation M) of any such distribution, and of completion of such restricted period on the date such distribution is concluded; provided that, in connection with the notification with respect to the completion of the restricted period, it shall be deemed to repeat the representations contained in paragraphs (e) and (f) of this Section 6.

7.    Representations and Warranties of Dealer. Dealer represents and warrants to Company on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

8.    Account for Payment to Company:

Bank:    Wells Fargo Bank, NA
ABA#:    121000248
Acct Name:    Texas EZPawn, LP
Acct No.:    4159720622
Contact:    Karissa Sullivan
Phone No.:    512-314-2257

9.     Governing Law. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

10.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

11.    No Reliance, etc. Company confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

12.    Designation by Dealer. Notwithstanding any other provision in this Agreement to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the transactions contemplated by this Agreement and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

13.    No Setoff; No Collateral. Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not, and shall not be, secured by any collateral. Each party waives any and all rights it may have to set off obligations arising under this Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

14.    No Other Changes. Except as expressly set forth herein, all of the terms and conditions of the Base Call Option Confirmation shall remain in full force and effect and are hereby confirmed in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

UBS AG, London Branch
By:	/s/ Michael O'Donovan
Name: Michael O'Donovan Title: Authorized Signatory
By:	/s/ Brian Badentscher
Name: Brian Badentscher Title: Authorized Signatory
UBS Securities LLC, as Agent for UBS AG, London Branch
By:	/s/ Michael O'Donovan
Name: Michael O'Donovan Title: Managing Director
By:	/s/ Brian Badentscher
Name: Brian Badentscher Title: Authorized Signatory
EZCORP, Inc.
By:	/s/ Thomas H. Welch, Jr.
Name: Thomas H. Welch, Jr. Title: Chief Legal Officer and Secretary

[Signature Page to Call Option Termination Agreement]

Schedule A
The Cash Settlement Amount shall be determined by Dealer according to the table below.

Average VWAP	Cash Settlement Amount
$7.00	$113,941
$7.25	$133,132
$7.50	$154,380
$7.75	$177,795
$8.00	$203,422
$8.25	$231,403
$8.50	$261,658
$8.75	$294,372
$9.00	$329,560

Dealer may adjust the table above upon the occurrence of any event or condition that would have allowed Dealer to adjust the terms of the Call Option Transactions under the Call Option Confirmations.

A-1